UBS MASTER SERIES, INC.
UBS RMA MONEY FUND INC.
UBS RMA TAX-FREE FUND INC.

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD
RESOLUTIONS APPROVING BYLAW AMENDMENTS

               I, Keith A. Weller, Vice President and Assistant Secretary of UBS Master Series, Inc., UBS RMA Money Fund Inc., and UBS RMA Tax-Free Fund Inc. (each a “Fund” and, collectively, the “Funds”), hereby certify that, at a duly convened meeting of the Board of Directors (“Board”) of each Fund held on February 10, 2010, the Board duly and unanimously approved the following preambles and resolution:

                    WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board the abolishment of the retirement policy pursuant to which a director who has attained the age of seventy-five (75) years generally must retire from service as a director (the “Policy”); and

                    WHEREAS, the Board has accepted the Nominating and Corporate Governance Committee’s recommendation and has determined that it is in the best interest of the Fund to abolish the Policy;

                    NOW, THEREFORE, BE IT

                    RESOLVED, that pursuant to the relevant section of the Fund’s restated Bylaws (the “Bylaws”) concerning amendments to the Fund’s Bylaws, Article III, Section 3.16 of the Fund’s Bylaws be, and it hereby is, deleted in its entirety.

                    IN WITNESS WHEREOF,  I have signed this certificate as of the 26th day of April, 2010.

UBS MASTER SERIES, INC.
UBS RMA MONEY FUND INC.
UBS RMA TAX-FREE FUND INC.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me
on this 26th day of April, 2010.

/s/ Cathleen Crandall
Notary Public